Exhibit 99.1

Towers Watson Reports Strong First Quarter Earnings

  Revenue increased 3% over prior year (5% constant currency)
  Diluted EPS of $0.82
  Adjusted Diluted EPS of $1.13

NEW YORK--(BUSINESS WIRE)--November 6, 2012--Towers Watson (NYSE, NASDAQ: TW), a leading global professional services company, today announced financial results for the first quarter of fiscal year 2013, which ended September 30, 2012.

For the first time, these results include a full quarter for Exchange Solutions, a new reportable segment that was created by the acquisition of Extend Health on May 29, 2012. Exchange Solutions’ economic model drives very different seasonality of financial results than our general consulting and brokerage business and will impact the year over year comparisons. The Exchange Solutions business will incur significant costs in the first half of the fiscal year to enroll new members, while commission revenues will be recognized over the annual policy period. Most policies have an effective date of January 1.

Total revenues were $834 million for the quarter, an increase of 3% (5% constant currency) from $810 million for the first quarter of fiscal 2012. On an organic basis, which excludes the impact of changes in foreign currency exchange rates, acquisitions and divestitures, revenues increased 3% from the prior-year first quarter.

Adjusted EBITDA for the first quarter of fiscal 2013 was $150 million, or 17.9% of revenues, a decrease from $162 million, or 19.9% of revenues, for the prior-year first quarter. The decrease was driven in large part by the business cycle of Exchange Solutions. Adjusted EBITDA excludes transaction and integration expenses and non-cash stock-based compensation arising from the merger and acquisition activity.

Net income attributable to controlling interests for the first quarter of fiscal 2013 was $59 million, a decrease from $60 million for the prior-year first quarter. For the quarter, diluted earnings per share were $0.82 and adjusted diluted earnings per share were $1.13. The impact of Exchange Solutions on diluted earnings per share was $0.13 and the impact on adjusted diluted earnings per share was $0.07, including the interest charges associated with financing the Extend Health acquisition. Adjusted diluted earnings per share exclude transaction and integration costs, non-cash stock-based compensation arising from the merger, amortization of merger and acquisition accounting intangible assets and non-recurring other income. The tax rate for the quarter was 36%.

“Our first quarter results were strong and we couldn’t be more pleased with how the business performed this quarter, and we are especially pleased with the success Exchange Solutions is experiencing this enrollment season. Exchange Solutions has already enrolled more members in our first weeks of enrollment than were enrolled during the entire 2012 annual enrollment season,” said John Haley, chief executive officer. “While the general economic climate remains uncertain, we believe our disciplined management approach, client focus and long term growth strategies will continue to position us for success.”

First Quarter Company Highlights

Benefits

For the quarter, the Benefits segment had revenues of $457 million, an increase of 1% (2.5% increase constant currency) from $455 million in the prior-year first quarter. All lines of business showed growth in constant currency, led by a 3% increase in Retirement, which was driven by projects related to lump sum activity in the Americas. The Benefits segment had a Net Operating Income (“NOI”) margin of 30% in the first quarter of fiscal 2013.

Risk and Financial Services

For the quarter, the Risk and Financial Services segment had revenues of $192 million, a decrease of 1% (1% increase constant currency) from $194 million in the prior-year first quarter. Risk Consulting and Software constant currency revenues increased by low single digits, driven by double digit growth in property and casualty consulting in both the EMEA and Americas regions. Brokerage had a low-single digit constant currency revenue decline. Investment had low single digit constant currency revenue growth. The Risk and Financial Services segment had an NOI margin of 19% in the first quarter of fiscal 2013.

Talent and Rewards

For the quarter, the Talent and Rewards segment had revenues of $140 million, flat as compared to the prior-year first quarter (3% increase constant currency). Data, Surveys and Technology led the segment with constant currency revenue growth of 14%, driven by revenue growth in the Americas and Asia Pacific regions. Executive Compensation constant currency revenues were down slightly. Rewards, Talent and Communication constant currency revenues declined by 5%. Overall, EMEA revenues continue to be down year over year. The Talent and Rewards segment had an NOI margin of 18% in the first quarter of fiscal 2013.

Exchange Solutions

For the quarter, the Exchange Solutions segment had revenues of $14 million, net of deferral revenue required by purchase accounting rules. On a proforma basis, excluding the impact of the $6 million deferred revenue write-off from the acquired balance sheet required by purchase accounting rules, revenues grew by 27%. The Exchange Solutions segment had an NOI loss of $6 million and an NOI margin of (41%) for the quarter. The second half of the fiscal year is seasonally stronger due to timing of enrollments. Following a very successful sales season, we are expecting to enroll a record number of members during the fall enrollment period.

Outlook for Fiscal 2013

For fiscal 2013, the company expects to report revenues in the range of $3.52 billion to $3.60 billion and adjusted diluted earnings per share in the range of $5.12 to $5.20. This guidance assumes an average exchange rate of 1.55 U.S. dollars to the British Pound and 1.25 U.S. dollars to the Euro for fiscal 2013.

For the second quarter of fiscal 2013, the company expects to report revenues in the range of $880 million to $900 million, reflecting constant currency revenue growth in the range of 2% to 4%, and adjusted diluted earnings per share in the range of $1.22 to $1.27. Included in the adjusted diluted earnings per share guidance are non-recurring tax impacts of legal entity restructuring related to the merger which have reduced the EPS guidance by approximately $0.03. This guidance assumes an average exchange rate of 1.55 U.S. dollars to the British Pound and 1.25 U.S. dollars to the Euro for the quarter.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the first quarter of fiscal 2013. It will be held on Tuesday, November 6, 2012, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.towerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay will also be available for one week after the call by dialing 617-801-6888 and using confirmation number 68111995.

About Towers Watson

Towers Watson (NYSE, NASDAQ: TW) is a leading global professional services company that helps organizations improve performance through effective people, risk and financial management. The company offers solutions in the areas of benefits, talent management, rewards, and risk and capital management. Towers Watson has 14,000 associates around the world and is located on the web at www.towerswatson.com.

Use of Non-GAAP Measures

In order to assist readers of our financial statements in understanding the company’s core operating results, we present (1) Adjusted EBITDA, (2) Adjusted Net Income Attributable to Controlling Interests, and (3) Adjusted Diluted Earnings Per Share (which are all non-U.S. GAAP measures), to eliminate the effect of acquisition-related expenses from the financial results of our operations. The company’s management uses these measures to evaluate the performance of the business and for financial planning. The company defines Adjusted EBITDA as net income before non-controlling interests adjusted for provision for income taxes, interest, depreciation and amortization, transaction and integration expenses, merger related stock-based compensation and other non-operating income. We use Adjusted Net Income Attributable to Controlling Interests (the numerator) for the purpose of calculating Adjusted Diluted Earnings Per Share. The company believes that Adjusted EBITDA and Adjusted Diluted Earnings Per Share are relevant and useful measures widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating results.

Since the merger in January 2010, we have incurred significant acquisition-related expenses related to the transaction and integration activities necessary to combine Watson Wyatt and Towers Perrin. These acquisition-related expenses include transaction and integration costs, severance costs, non-cash charges for amortization of intangible assets, and stock-based compensation costs from the issuance of merger-related restricted shares. Adjusted EBITDA and Adjusted Diluted Earnings Per Share are important in illustrating what our operating results would have been had we not incurred these acquisition-related expenses. We consider Adjusted EBITDA and Adjusted Diluted Earnings Per Share to be important financial measures, which we use to internally evaluate and assess our core operations, and benchmark our operating results against our competitors. We use Adjusted EBITDA to evaluate and measure performance under our performance-based compensation plans.

Reconciliations of net income before non-controlling interests to Adjusted EBITDA and Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share are included in the accompanying tables to today’s press release.

Each of these non-U.S. GAAP measures is not defined in the same manner by all companies, and may not be comparable to other similarly titled measures of other companies. Non-U.S. GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our financial statements.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of Towers Watson's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that anticipated cost savings and any other synergies from the merger of Towers Perrin and Watson Wyatt may not be fully realized or may take longer to realize than expected; the ability to successfully make and integrate profitable acquisitions; the risk that the acquisition of Extend Health is not profitable or is not otherwise successfully integrated; the ability to successfully address issues surrounding the number of company shares that will become freely tradable on January 1, 2013; the risk that potential changes in federal and state health care regulations, or future interpretation of existing regulations, may have a material adverse impact on our business; the risk that our newly-acquired Extend Health business fails to maintain good relationships with insurance carriers, becomes dependent upon a limited number of insurance carriers or fails to develop new insurance carrier relationships; the risk that changes and developments in the health insurance system in the United States could harm our business; our ability to respond to rapid technological changes; the ability to recruit and retain qualified employees, particularly given the company’s recent changes in employee compensation plans; and to retain client relationships, particularly in the executive compensation business, given recent Securities and Exchange Commission (SEC) and other regulatory actions; and the risk that a significant or prolonged economic downturn could have a material adverse effect on Towers Watson's business, financial condition and results of operations. Additional risks and factors are identified under “Risk Factors” in Towers Watson’s most recent Annual Report on Form 10-K filed with the SEC

You should not rely upon forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. Towers Watson does not undertake an obligation to update any of the forward-looking information included in this document, whether as a result of new information, future events, changed expectations or otherwise.

TOWERS WATSON & CO.
Supplemental Segment Information
(Thousands of U.S. Dollars)
(Unaudited)

Segment Revenue

	Revenue for the Three
	Months Ended September 30,		% Change	Currency	% Change
	2012	2011	GAAP	Impact	Constant Currency

Benefits	$457,128	$454,506	1%	(2)%	2.5%
Risk & Financial Services	192,407	194,138	(1)%	(2)%	1%
Talent & Rewards	140,235	139,791	0%	(2)%	3%
Exchange Solutions	13,918	-	N/A	-	-
Reportable Segments	$803,688	$788,435

Reconciliation of Reportable Segment Revenues to Consolidated Revenues

	Three Months Ended September 30,
	2012	2011

Reportable Segments	$803,688	$788,435
Reimbursable Expenses and Other	30,561	21,916
Consolidated Revenues	$834,249	$810,351

Segment Net Operating Income

	Three Months Ended September 30,
	2012	2011

Benefits	$135,854	$144,280
Risk & Financial Services	36,577	49,512
Talent & Rewards	25,791	25,214
Exchange Solutions	(5,765)	-
Reportable Segments	$192,457	$219,006

Reconciliation of Reportable Segment Net Operating Income to Income from Operations

	Three Months Ended September 30,
	2012	2011

Reportable Segments	$192,457	$219,006
Differences in Allocation Methods	17,079	14,623
Amortization of Intangible Assets	(19,603)	(13,313)
Transaction and Integration Expenses	(9,273)	(20,907)
Stock-Based Compensation	(8,092)	(13,725)
Discretionary Compensation	(76,382)	(90,733)
Payroll Tax on Discretionary Compensation	(4,500)	(5,481)
Other, net	(1,859)	5,539
Income from Operations	$89,827	$95,009

TOWERS WATSON & CO.
Reconciliation of Non-GAAP Measures
(Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

	Three Months Ended
	September 30, 2012

Diluted EPS per GAAP	$0.82

Amortization of intangible assets	0.17
Transaction and integration expenses including severance	0.08
Stock-based compensation	0.06

Adjusted Diluted EPS	$1.13

	Three Months Ended
	September 30, 2012		September 30, 2011

Net Income Before Non-Controlling Interests	$57,786		$60,286
Provision for Income Taxes	32,076		35,501
Interest, net	2,261		1,358
Depreciation and Amortization	43,607		34,507
Transaction and Integration Costs	9,273		20,907
Stock-Based Compensation	6,840		11,134
Other Non-Operating Income (a)	(2,296)		(2,136)

Adjusted EBITDA and EBITDA Margin	$149,547	17.9%	$161,557	19.9%

(a) Other non-operating income includes income from affiliates and other non-operating income

TOWERS WATSON & CO.
Condensed Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,
	2012	2011

Revenue	$834,249	$810,351

Costs of providing services:
Salaries and employee benefits	513,869	497,473
Professional and subcontracted services	56,075	64,272
Occupancy	38,901	35,371
General and administrative expenses	82,697	62,812
Depreciation and amortization	43,607	34,507
Transaction and integration expenses	9,273	20,907
	744,422	715,342

Income from operations	89,827	95,009

(Loss) / income from affiliates	(56)	292
Interest income	694	1,316
Interest expense	(2,955)	(2,674)
Other non-operating income	2,352	1,844

Income before income taxes	89,862	95,787

Provision for income taxes	32,076	35,501

Net income before non-controlling interests	57,786	60,286

Less: Net (loss) / income attributable to non-controlling interests	(941)	582

Net income attributable to controlling interests	$58,727	$59,704

Earnings per share:
Net income attributable to controlling interests - basic	$0.82	$0.82
Net income attributable to controlling interests - diluted	$0.82	$0.82

Weighted average shares of common stock, basic (000)	71,494	73,090
Weighted average shares of common stock, diluted (000)	71,993	73,253

TOWERS WATSON & CO.
Condensed Consolidated Balance Sheets
(Thousands of U.S. Dollars, Except Share Data)
(Unaudited)

	September 30,	June 30,
	2012	2012

Assets
Cash and cash equivalents	$377,827	$478,179
Restricted cash	157,384	171,406
Short-term investments	50,355	40,436
Receivables from clients:

Billed, net of allowances of $23,600 and $20,871	546,979	564,111
Unbilled, at estimated net realizable value	346,606	320,240
	893,585	884,351

Other current assets	182,112	185,025
Total current assets	1,661,263	1,759,397

Fixed assets, net	340,059	315,000
Deferred income taxes	149,679	157,491
Goodwill	2,288,376	2,252,555
Intangible assets, net	755,107	768,848
Other assets	123,942	103,687

Total Assets	$5,318,426	$5,356,978

Liabilities
Accounts payable, accrued liabilities and deferred income	$322,745	$333,443
Employee-related liabilities	366,916	558,222
Fiduciary liabilities	157,384	171,406
Term loan - current	6,250	-
Other current liabilities	31,768	39,911
Total current liabilities	885,063	1,102,982

Revolving credit facility	339,400	208,000
Term loan	243,750	250,000
Accrued retirement benefits and other employee-related liabilities	841,642	880,877
Professional liability claims reserve	272,285	266,619
Other noncurrent liabilities	199,877	191,183

Total Liabilities	2,782,017	2,899,661

Commitments and contingencies

Stockholders' Equity
Class A Common Stock - $0.01 par value: 300,000,000 shares authorized; 63,521,654 and 63,521,654 issued, and 60,393,645 and 60,666,474 outstanding	635	635
Class B Common Stock - $0.01 par value: 93,500,000 shares authorized; 11,035,878 and 11,035,878 issued and 11,035,878 and 11,035,878 outstanding	110	110
Additional paid-in capital	1,841,233	1,833,799
Treasury stock, at cost - 3,128,009 and 2,855,180 shares	(184,702)	(168,901)
Retained earnings	1,167,289	1,117,622
Accumulated other comprehensive loss	(312,809)	(350,745)
Total Stockholders' Equity	2,511,756	2,432,520
Non-controlling interest	24,653	24,797
Total Equity	2,536,409	2,457,317

Total Liabilities and Total Equity	$5,318,426	$5,356,978

TOWERS WATSON & CO.
Condensed Consolidated Statements of Cash Flows
(Thousands of U.S. Dollars)
(Unaudited)

	Three Months Ended September 30,
	2012	2011

Cash flows used in operating activities:
Net income before non-controlling interests	$57,786	$60,286
Adjustments to reconcile net income to net cash used in operating activities:
Provision for doubtful receivables from clients	10,605	8,484
Depreciation	23,986	21,194
Amortization of intangible assets	19,622	13,313
Provision for deferred income taxes	45,899	22,455
Equity from affiliates	-	212
Stock-based compensation	10,340	16,004
Other, net	(1,036)	2,107
Changes in operating assets and liabilities (net of business acquisitions)
Receivables from clients	(11,040)	(12,879)
Restricted cash	16,146	(15,952)
Other current assets	(23,145)	(6,952)
Other noncurrent assets	(2,483)	(13,437)
Accounts payable, accrued liabilities and deferred income	(16,214)	(27,671)
Employee-related liabilities	(200,398)	(179,690)
Fiduciary liabilities	(16,146)	21,204
Accrued retirement benefits and other employee-related liabilities	(79,016)	(2,765)
Professional liability claims reserves	3,015	(41,582)
Other current liabilities	19	143
Other noncurrent liabilities	8,266	(6,403)
Income tax related accounts	(17,889)	(4,798)
Cash flows used in operating activities	$(171,683)	$(146,727)

Cash flows used in investing activities:
Fixed assets and software for internal use	(30,662)	(33,317)
Capitalized software costs	(14,157)	(5,323)
Purchases of available-for-sale securities	(17,129)	-
Redemptions of available-for-sale securities	10,545	28,328
Proceeds from divestitures	1,927	-
Cash flows used in investing activities	$(49,476)	$(10,312)

Cash flows from financing activities:
Borrowings under credit facility	309,200	75,000
Repayments under credit facility	(177,800)	-
Dividends paid	(7,056)	(5,376)
Repurchases of common stock	(16,875)	(54,765)
Payroll tax payments on vested shares	-	(6,046)
Issuances of common stock and excess tax benefit	-	1,276
Cash flows from financing activities	$107,469	$10,089

Effect of exchange rates on cash	$13,338	$(17,904)

Decrease in cash and cash equivalents	(100,352)	(164,854)

Cash and cash equivalents at beginning of period	478,179	528,923

Cash and cash equivalents at end of period	$377,827	$364,069

CONTACT:
Towers Watson
Aida Sukys, 703-258-8033
Aida.Sukys@towerswatson.com